Exhibit 99.1

Allogene Therapeutics Reports First Quarter 2020 Financial Results

•Oral Presentation of Initial Results from the Phase 1 ALLO-501 ALPHA Trial in Relapsed/Refractory Non-Hodgkin Lymphoma at the Virtual American Society of Clinical Oncology (ASCO) Annual Meeting
•Phase 1 ALPHA2 Trial for ALLO-501A, the Next Generation anti-CD19 AlloCAR T Intended for Phase 2 Development, On-Track to Initiate in Q2 2020
•Initial Data from Phase 1 ALLO-715 UNIVERSAL Trial in Relapsed/Refractory Multiple Myeloma On-Track for Q4 2020
•Preclinical Findings Supporting TurboCAR™ Technology to be Presented at the American Society of Gene & Cell Therapy (ASGCT) 2020 Annual Meeting
•Ended First Quarter with $553 Million in Cash, Cash Equivalents and Investments
•Conference Call and Webcast Scheduled for 5:30 AM PT/8:30 AM ET

SOUTH SAN FRANCISCO, Calif., May 6, 2020 – Allogene Therapeutics, Inc. (Nasdaq: ALLO), a clinical-stage biotechnology company pioneering the development of allogeneic CAR T (AlloCAR T™) therapies for cancer, today provided a corporate update and reported first quarter 2020 financial results for the quarter ended March 31, 2020.

"While the COVID-19 pandemic has created a challenging situation across the world, we are grateful to the employees of Allogene, the investigators and patients participating in our trials, and our countless partners and suppliers who have helped us to progress development of our AlloCAR T therapies,” said David Chang, M.D., Ph.D., President, Chief Executive Officer and Co-Founder of Allogene. "This collective determination has brought us one step closer to making AlloCAR T a reality for patients. We look forward to presenting our initial clinical data from the ALPHA Phase 1 study of ALLO-501 in relapsed/refractory non-Hodgkin lymphoma later this month and the continued advancement of our AlloCAR T pipeline with programs in other hematological malignancies and solid tumors."

Recent Highlights

ALLO-501/ALLO-501A (anti-CD19 AlloCAR T)
•Initial data from the Phase 1 ALPHA study of ALLO-501 in relapsed/refractory non-Hodgkin lymphoma (NHL) was selected for an oral presentation at the virtual American Society of Clinical Oncology (ASCO) meeting on May 29, 2020. The ALPHA trial utilizes ALLO-647, the Company’s anti-CD52 monoclonal antibody (mAb) as a part of the lymphodepletion regimen. The Phase 1 trial is designed to assess the safety of ALLO-501 and ALLO-647 and establish appropriate doses for further study.
◦The ASCO abstract will be released May 13, 2020 and will include preliminary data from the first nine patients treated in this study. The virtual presentation will include additional patients, including patients treated with a higher dose of ALLO-647.
•The Company expects to initiate enrollment in ALPHA2, an abbreviated Phase 1 trial for ALLO-501A, in Q2 2020. ALLO-501A is a next generation anti-CD19 AlloCAR T that is intended for Phase 2 development.

ALLO-715 (anti-BCMA AlloCAR T)
•The Company continues to progress its robust anti-BCMA strategy centered around ALLO-715 for the treatment of multiple myeloma (MM).
•The ALLO-715 Phase 1 UNIVERSAL trial in patients with relapsed/refractory MM, which utilizes ALLO-647 as part of the lymphodepletion platform, is enrolling patients with initial data anticipated in Q4 2020.
•A trial to evaluate ALLO-715 in combination with SpringWorks’ investigational gamma secretase inhibitor, nirogacestat, in patients with relapsed/refractory MM is on track to begin in the second half of 2020.

•Preclinical data on the Company’s internally developed TurboCAR™ technology will be presented in a poster session at the virtual American Society of Gene & Cell Therapy (ASGCT) 23rd Annual Meeting on May 12, 2020. TurboCAR technology allows cytokine activation signaling to be engineered selectively into CAR T cells. TurboCAR has the potential to improve efficacy, overcome the potential for exhaustion, and reduce cell dose requirements of AlloCAR T therapy.
•The Company plans to submit an Investigational New Drug (IND) application for its first TurboCAR candidate, ALLO-605, a BCMA-directed AlloCAR T therapy for MM, in 2021.

Other Portfolio Updates
•The Company has continued to progress pre-clinical work on ALLO-316, its anti-CD70 AlloCAR T clinical candidate. ALLO-316 has potential application in both hematologic malignancies and solid tumors. The initial focus for this investigational therapy will be renal cell carcinoma. The Company plans to submit an IND by the end of 2020.

Manufacturing Updates
•Construction of the Company’s cGMP cell manufacturing facility in Newark, California, has resumed following interruption due to the COVID-19 pandemic. The Company continues to expect to initiate cGMP manufacturing in 2021.
First Quarter Financial Results
•As of March 31, 2020, Allogene had $553.0 million in cash, cash equivalents, and investments.
•Research and development expenses were $42.0 million for the first quarter of 2020, which includes $6.6 million of non-cash stock-based compensation expense.
•General and administrative expenses were $15.6 million for the first quarter of 2020, which includes $7.6 million of non-cash stock-based compensation expense.
•Net loss for the first quarter of 2020 was $54.5 million, or $0.50 per share, including non-cash stock-based compensation expense of $14.2 million.

2020 Financial Guidance
•Allogene continues to expect full year GAAP net losses to be between $260 million and $280 million including estimated non-cash stock-based compensation expense of $70 million to $75 million and excluding any impact from potential business development activities.

Conference Call and Webcast Details
Allogene will host a live conference call and webcast today at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time to discuss financial results and provide a business update. To access the live conference call by telephone, please dial 1 (866) 940-5062 (U.S.) or 1 (409) 216-0618 (International). The conference ID number for the live call is 3788179. The webcast will be made available on the Company's website at www.allogene.com under the Investors tab in the News and Events section. Following the live audio webcast, a replay will be available on the Company's website for approximately 30 days.

About Allogene Therapeutics
Allogene Therapeutics, with headquarters in South San Francisco, is a clinical-stage biotechnology company pioneering the development of allogeneic chimeric antigen receptor T cell (AlloCAR T™) therapies for cancer. Led by a world-class management team with significant experience in cell therapy, Allogene is developing a pipeline of “off-the-shelf” CAR T cell therapy candidates with the goal of delivering readily available cell therapy on-demand, more reliably, and at greater scale to more patients. For more information, please visit www.allogene.com, and follow @AllogeneTx on Twitter and LinkedIn.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The press release may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the timing and ability to progress the clinical trials of ALLO-501 and ALLO-715 and present any data from the trials, the timing and ability to initiate and progress a clinical trial of ALLO-501A, the timing and ability to initiate a clinical trial of ALLO-715 in combination with SpringWorks’ nirogacestat, the timing and ability to file an IND and initiate clinical trials of ALLO-316 and ALLO-605, the ability to manufacture AlloCAR T™ therapies, including ALLO-501A, ALLO-316 and ALLO-605 for use in clinical trials, the potential benefits of AlloCAR T™ therapy and the 2020 financial guidance. Various factors may cause differences between Allogene’s expectations and actual results as discussed in greater detail in Allogene’s filings with the Securities and Exchange Commission (SEC), including without limitation in its Form 10-K for the year ended December 31, 2019 and Form 8-K filed on March 27, 2020. Any forward-looking statements that are made in this press release speak only as of the date of this press release. Allogene assumes no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

AlloCAR T™ and TurboCAR T™ are trademarks of Allogene Therapeutics, Inc.

Allogene’s AlloCAR T programs utilize Cellectis technologies. ALLO-501 is an anti-CD19 allogeneic CAR T (AlloCAR T™) therapy being jointly developed under a collaboration agreement between Servier1 and Allogene based on an exclusive license granted by Cellectis to Servier. Servier grants to Allogene exclusive rights to ALLO-501 in the U.S. while Servier retains exclusive rights for all other countries.

The anti-BCMA and anti-CD70 AlloCAR T programs are licensed exclusively from Cellectis by Allogene and Allogene holds global development and commercial rights to these AlloCAR T programs.

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¹ Servier is an independent international pharmaceutical company governed by a non-profit foundation, with its headquarters in France (Suresnes).

ALLOGENE THERAPEUTICS, INC.
SELECTED FINANCIAL DATA
(unaudited; in thousands, except share and per share data)
STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2020	2019
Operating expenses:
Research and development	$42,042	$23,403
General and administrative	15,641	13,058
Total operating expenses	57,683	36,461
Loss from operations	(57,683)	(36,461)
Other income (expense), net:
Interest and other income, net	3,261	4,825
Other expenses	(58)	—
Total other income (expense), net	3,203	4,825
Loss before income taxes	(54,480)	(31,636)
Benefit from income taxes	—	50
Net loss	(54,480)	(31,586)
Net loss per share, basic and diluted	$(0.50)	$(0.32)
Weighted-average number of shares used in computing net loss per share, basic and diluted	108,963,522	97,315,890

SELECTED BALANCE SHEET DATA

	As of March 31, 2020	As of December 31, 2019
Cash, cash equivalents and investments	$553,044	$588,855
Total assets	688,523	717,802
Total liabilities	82,004	88,779
Total stockholders’ equity	606,519	629,023

Allogene Media/Investor Contact:
Christine Cassiano
Chief Communications Officer
(714) 552-0326
Christine.Cassiano@allogene.com